Exhibit 10.1

May 3, 2016

Mr. Paul Jenkinson

33671 Paseo Del Puerto

San Juan Capistrano, CA 92675

Re: Employment Letter

Dear Mr. Jenkinson:

Kite Pharma, Inc. (“Kite” or the “Company”) is pleased to offer you the position of Chief Financial Officer, on the following terms and conditions:

1.	Title; Reporting; Duties.

(a)

As Chief Financial Officer, you will perform such duties as are customarily provided by the Chief Financial Officer of a similarly situated company in the United States and shall have such other responsibilities and duties as may be from time to time directed by the Company.  You shall report directly to the Company’s Chief Executive Officer.

(b)

You shall devote substantially all of your business time, attention and energies to the business and affairs of Kite and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, Kite. Any such outside business activities that you may wish to pursue during the term of your employment with Kite shall require the prior written consent of Kite’s Chief Executive Officer.

(c)	Your duties shall be performed primarily at Kite’s corporate headquarters, which is currently located at 2225 Colorado Ave., Santa Monica, CA 90404, or such other place as the parties may agree.

2.	Start Date. Your employment shall commence on May 16, 2016, or such other date as may be agreed to by you and Kite.

3.	Compensation.

(a)	Base Salary. You shall receive an annual base salary equal to Four Hundred Thousand ($400,000), which shall be payable in accordance with Kite’s payroll practices.

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

(b)

Performance Bonus.  You shall be eligible to receive an annual performance bonus payable in cash at a target amount equal to 50% of your Base Salary, subject to the successful achievement of agreed upon individual and corporate performance goals.  Any (i) Performance Bonus, or (ii) equity awards paid or granted to you for the calendar year 2016 shall be pro-rated based upon the time actually employed by Kite during 2016.

(c)	Additional Payments.

(i)

Relocation Payment.  Within 30 days of your Start Date, the Company shall make a cash payment to you, which, following deduction of all applicable federal, state and local taxes and social security and such other amounts as may be required by law, shall equal Sixty-Five Thousand Dollars ($65,000).

(ii)

Temporary Housing Accommodations. In connection with your relocation to the greater Los Angeles area, the Company shall reimburse you for reasonable costs associated with up to four (4) weeks of temporary housing accommodations.

(iii)

Notwithstanding the foregoing, if your employment with Kite is terminated within one (1) year from the Start Date (A) by you for any reason, or (B) by Kite for Cause (as defined below), then you shall be required to repay the Relocation Payment to Kite.  For purposes of this Agreement, “Cause” shall mean any of the following:

(1)

Your willful failure to adequately perform the material duties or obligations hereunder, or your willful misconduct in respect of such duties or obligations, including, without limitation, your willful failure, disregard or refusal to abide by specific objective and lawful directions received in writing from an officer of the Company;

(2)

any willful, intentional or grossly negligent act by you having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of Kite;

(3)	Your indictment of any felony;

(4)	Your being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to Kite or its reputation;

(5)

the determination by Kite, after a reasonable and good-faith investigation following a written allegation by another employee of Kite, that you engaged in some form of harassment prohibited by law (including, without

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

limitation, age, sex or race discrimination); provided, however, that Cause shall not exist unless Kite gives you written notice where such notice describes with particularity the alleged act(s) at issue and has given you an opportunity to be heard at a meeting with Kite’s senior management with or without counsel, and Kite provides you with a summary of its findings;

(6)	any misappropriation or embezzlement of the property of Kite or its affiliates (whether or not a misdemeanor or felony) by you; or

(7)	a material breach by you of Section 8 of this letter agreement or the Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

(d)

Withholding. Except as expressly stated otherwise, Kite shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable under this Section 3.

4.

Equity Awards.   Subject to the approval of the Board of Directors of Kite (the “Board”), or an authorized committee thereof, you shall be granted a stock option (the “Option”) to purchase One Hundred Twenty-Five Thousand (125,000) shares of Kite’s common stock (the “Option Shares”) pursuant to Kite’s 2014 Equity Incentive Plan (the “Plan”).  Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between you and the Company.  In the event of a conflict between this Agreement and the Option Agreement, the terms of the Option Agreement shall control. The exercise price per Option Share will be equal to closing price per share of the Company’s common stock as reported on the NASDAQ Global Select Market on your Start Date (the “Grant Date”).  The Option shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon the first anniversary date of your Start Date (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested Options Shares shall vest in 36 equal monthly installments at the close of business on each monthly anniversary of the Initial Vesting Date.

5.

Change in Control and Severance Benefits.  Subject to your execution of the Participation Agreement attached hereto as Exhibit C, you shall be entitled to participate in the Company’s Change in Control and Severance Benefits Plan (the “Severance Plan”) on the terms and conditions set forth in the Participation Agreement and the Severance Plan.

6.

Expenses.  Kite will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Kite upon timely receipt by Kite of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement and approval policy as may from time to time be adopted by Kite.

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

7.

Benefits.  As a regular full-time employee, you shall be entitled to participate in the employee benefits made available to similarly-situated employees, in accordance with the terms of such benefits plans and programs.  Information regarding these employee benefits is available in the official plan documents, summary plan descriptions, and applicable summaries.  Details on each plan will be provided at the time of hire.  The Company, in its sole discretion, has the right to amend or terminate any benefit plan or program at any time and without prior notice.  Your health benefits would be effective on the first day of the month of employment following the effective date of your hire if you timely enroll when you commence employment with Kite.  The benefits package currently includes medical, dental and disability benefits.

8.

Vacation.  During each year of your employment you shall be entitled to fifteen (15) days of paid time off in addition to company recognized holidays.  Notwithstanding the foregoing, you shall not be entitled to take more than two (2) consecutive weeks of vacation without the prior written consent of the Company.

9.

Paid Sick Leave.  Upon hire, you will be credited with five (5) days of paid sick leave, which you may use during calendar year 2016 for yourself or a family member for the diagnosis, care or treatment of an existing health condition or preventive care, or specified purposes set forth in the Company’s policy if you are a victim of domestic violence, sexual assault, or stalking.

10.	Representations and Warranties. You hereby represent and warrant as follows:

(a)

By accepting the Company’s offer of employment, you represent that you have no agreements, relationships, or commitments with any other person or entity that conflict with your obligations to the Company.

(b)

You have the full right, power and legal capacity to enter and deliver this Agreement and to perform your duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the parties, enforceable against each in accordance with its terms.  No approvals or consents of any persons or entities are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.

(c)

You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of any former employer that are not generally available to the public, unless you have obtained written authorization from the former employer for their possession and use and provided the Company with a copy thereof.

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

11.	Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:

(a)	execution of Kite’s form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of Kite’s proprietary information;

(b)	completion of a background examination to the reasonable satisfaction of Kite; and

(c)

satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (see http://www.uscis.gov/i-9 for a list of acceptable proof, such as (i) an original drivers license and social security card, or (ii) a passport).

(d)	Notwithstanding the foregoing, this offer may be withdrawn by Kite at any time prior to its execution by the Company.

12.

Employment-at-will and Termination.  Your employment shall be at-will.  Accordingly, you may terminate your employment with Kite at any time and for any reason whatsoever, without or without advance notice, simply by notifying Kite in writing.  Similarly, Kite may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  This at-will relationship cannot be changed except in a writing signed by the Company’s Chief Executive Officer and you. The employment terms contained in this Agreement supersede any other agreements and promises made to you by Kite or any representative on its behalf, whether oral, written or implied.

13.

No Reliance by You on Promise or Representation Not in this Agreement.  In accepting employment with Kite and signing this Agreement, you agree that you are not relying on any representation, promise or inducement that has been made by Kite or any representative on its behalf that is not explicitly stated in this Agreement.  Kite is not bound by and will not be liable for any representation, promise or inducement that is not explicitly stated forth in this Agreement.

14.

Governing Law.  The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws, except as provided in Section 15.

15.

Arbitration.  To the maximum extent permitted by law, any dispute between the parties, including but not limited to those arising out of, or relating to, this Agreement, shall be exclusively decided by binding arbitration in accordance with the terms of the Mutual Agreement to Arbitrate Claims, which is attached as Exhibit B and incorporated into this Agreement.   The Federal Arbitration Act shall govern the

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

interpretation, enforcement and all proceedings pursuant to the Mutual Agreement to Arbitrate Claims.  To the extent that the Federal Arbitration Act is inapplicable, the terms of the Mutual Agreement to Arbitrate Claims shall be construed in accordance with California law.

16.	Miscellaneous.

(a)

This agreement, and your rights and obligations hereunder, may not be assigned.  Kite may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to Kite expressly assumes the Kite’s obligations hereunder and complies with the terms of this Agreement.

(b)	This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.
(c)

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(d)

This agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

[Signature page follows]

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

If you wish to accept employment at Kite Pharma, Inc., under the terms described above, please sign and date this letter, and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours,

By:	/s/ Cynthia Butitta	By:	/s/ Paul Jenkinson
Name:	Cynthia Butitta	Name:	Mr. Paul Jenkinson
Title:	CFO & COO	Date:	May 3, 2016
Date:	May 3, 2016

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

EXHIBIT B

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com

EXHIBIT C

PARTICIPATION AGREEMENT

2225 Colorado Avenue   ● Santa Monica, CA 90404   ●   Phone 310.824.9999   ●   Fax 310.824.9944   ●   www.kitepharma.com